Exhibit 3.70

ARTICLES OF INCORPORATION

OF

CASH AMERICA, INC. OF UTAH

The undersigned, being a natural person of the age at least eighteen years old, is acting as incorporator in adopting the following Articles of incorporation for the purpose of incorporating a business corporation (hereinafter referred to as the “Corporation”), pursuant to the provisions of the Utah Revised Business Corporation Act.

Article 1: The corporate name of the Corporation is Cash America, Inc. of Utah

Article 2: The purpose for which the Corporation is organized is to engage in any lawful business for which a corporation may be organized pursuant to the Utah Revised Business Corporation Act.

Article 3: The number of shares the Corporation is authorized to issue is 1,000, all of which are of a par value of $.01 each and classified as Common shares.

Article 4: The name and the address of the incorporator are:

NAME	ADDRESS
Hugh A Simpson	1600 West 7th Street Fort Worth, Texas 76102

Article 5: The street address of the Corporation’s initial registered office in the State of Utah is 77 West 200 South, Suite 420, Salt Lake City, UT 84107; and the name of its initial registered agent at the such address is National Registered Agents, Inc. The registered agent’s signature acknowledging acceptance of the appointment of registered agent is set forth in the last Article of these Articles of Incorporation.

Article 6: The period of duration of the Corporation is perpetual.

Article 7: No holder of any of the shares of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of any class which the Corporation may issue or sell, whether or not such shares are exchangeable for any shares of the Corporation of any other class or classes, and whether such shares are issued out of the number of shares authorized by the Articles of Incorporation of the Corporation as originally filed, or by any amendment thereof, or out of shares of the Corporation acquired by it after the issue thereof, nor shall any holder of any of the shares of the Corporation, as such holder, have any right to purchase or subscribe for any obligations which the Corporation may issue or sell that shall be convertible into, or exchangeable for, any shares of the Corporation of any class or classes, or to which shall be attached or shall appertain to any warrant or warrants or other instrument or instruments that shall confer upon the holder thereof the right to subscribe for, or purchase from the Corporation any shares of any class or classes.

Article 8: The Corporation shall, to the fullest extent legally permissible under the provisions of the Utah Revised Business Corporation Act, as the same may be amended and supplemented, indemnify, defend, and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

Article 9: The personal liability of all of the directors of the Corporation is hereby eliminated to the fullest extent allowed as provided by the Utah Revised Business Corporation Act, as the same may be supplemented and amended.

Article 10: The aforesaid registered agent hereby acknowledges acceptance of its appointment as registered agent of the Corporation.

National Registered Agents, Inc,

BY:	/s/ DELANI LUNDGREN, asst. sec

Dated this 25th day of April, 1997.

/S/ HUGH SIMPSON
Hugh A. Simpson, Incorporator

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